Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
FEBRUARY 21, 2023

CHESAPEAKE REPORTS FOURTH QUARTER AND FULL-YEAR 2022 FINANCIAL AND OPERATING RESULTS AND ISSUES 2023 OUTLOOK

OKLAHOMA CITY, February 21, 2023 – Chesapeake Energy Corporation (NASDAQ:CHK) today reported fourth quarter and full-year 2022 results and issued 2023 guidance.

Fourth Quarter 2022 Highlights:
•Net cash provided by operating activities of $1,050 million
•Net income totaled $3,513 million, or $24.00 per fully diluted share; adjusted net income(1) totaled $618 million, or $4.22 per share
•Adjusted EBITDAX(1) of $1,032 million; free cash flow(1) of $526 million; adjusted free cash flow(1) of $273 million, inclusive of the effect of asset sales
•Quarterly dividend of $1.29 per common share to be paid in March 2023; repurchased approximately 4.1 million shares for approximately $406 million
•Produced approximately 4.05 bcfe/d net (90% natural gas)

Full-Year 2022 Highlights:
•Net cash provided by operating activities of $4,125 million
•Generated company-record $2.1 billion of adjusted free cash flow(1) and returned $2.3 billion to shareholders in dividends and share repurchases
•Simplified capital structure with exchange of approximately two-thirds of outstanding warrants and completed approximately $1.1 billion of authorized $2.0 billion share repurchase program
•Proved reserves of approximately 13.0 tcfe at year end 2022; standardized measure of discounted future net cash flows of approximately $26.3 billion
•Secured independent Responsibly Sourced Gas (RSG) certification for 100% of approximately 6 bcf per day of gross operated produced natural gas volumes

2023 Outlook Highlights:
•Optimized capital allocation with reduced activity levels; production expected to modestly decline year-over-year; remain LNG ready
•Total expected capital expenditures of $1.765 – $1.835 billion
•Equity investment in Momentum Midstream $285 – $315 million for the year; project remains on budget and schedule
•Lowered interim targets to less than 3.0 mt CO2e/boe GHG intensity and 0.02% methane intensity by 2025
(1) A Non-GAAP measure as defined in the supplemental financial tables available on the company's website at www.chk.com.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayres (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer, said, “The premium rock, returns, and runway of our outstanding assets delivered strong results in 2022, allowing us to return an industry-leading $2.3 billion to shareholders through dividends and buybacks. While we continue to see strong long-term natural gas demand and rising LNG export capacity, our 2023 operating plan preserves margins, optimizes capital allocation and maintains our premier balance sheet as we navigate current market volatility. Behind our disciplined capital allocation, proactive hedging program, and strong balance sheet, we anticipate generating significant free cash flow from operations. When combined with proceeds from recent Eagle Ford divestitures, we expect that our plan will allow us to again deliver our leading shareholder return framework in the year ahead.”

Shareholder Return Update

Chesapeake generated $1,050 million of operating cash flow during the fourth quarter. Chesapeake plans to pay its base and variable dividend on March 23, 2023 to shareholders of record at the close of business on March 7, 2023. The total common stock dividend, including the variable and base components, is calculated as follows:

($ and shares in millions, except per share amounts)	4Q 2022
Net cash provided by operating activities (GAAP)	$1,050
Less cash capital expenditures	524
Less cash contributions to investments	18
Less free cash flow associated with assets under contract	235
Adjusted free cash flow (Non-GAAP)	273
Less cash paid for common base dividends	74
50% of adjusted free cash flow available for common variable dividends	$100

Common shares outstanding at 2/21/23(1)	135
Variable dividend payable per common share in March 2023	$0.74
Base dividend payable per common share in March 2023	$0.55
Total dividend payable per common share in March 2023	$1.29

(1) Basic common shares outstanding as of the declaration date of 2/21/2023. Assumes no exercise of warrants between dividend declaration date and dividend record date.

Including fourth quarter base and variable dividends, Chesapeake returned $1.2 billion to shareholders in 2022. The Company enhanced its capital structure and returns framework in 2022 through the repurchase of approximately $1.1 billion of its common stock (under its $2.0 billion buyback authorization through December 2023) and the exchange of 18.4 million common shares for two-thirds of outstanding warrants.
Operations Update

Chesapeake’s net production in the fourth quarter was approximately 4.05 bcfe per day (approximately 90% natural gas and 10% total liquids), utilizing an average of 14 rigs to drill 58 wells and place 66 wells on production. Fourth quarter sales were negatively impacted by minor production curtailments in November and weather conditions in late December.

For the full year 2022, the company produced approximately 4.0 bcfe per day (approximately 90% natural gas and 10% total liquids), utilizing an average of 14 rigs to drill 217 wells and place 215 wells on production.

Chesapeake is currently operating 14 rigs including five in the Marcellus, seven in the Haynesville, and two in the Eagle Ford. The company is currently operating five frac crews including one in the Marcellus, two in the Haynesville and two in the Eagle Ford. The company expects to drop two rigs in the Haynesville during 2023, one in the first quarter and another in the third quarter and a rig in the Marcellus in the third quarter while maintaining one to two frac crews in each asset throughout the year. The company expects to drill 50 - 60 wells and place 45 - 55 wells on production in the first quarter of 2023. The company’s operating plan remains flexible and is prepared for further adjustments, higher or lower, should market conditions change materially.

ESG Update

In 2022, Chesapeake achieved independent responsibly sourced gas certification across all of its natural gas assets under a combination of the MiQ methane standard, the EO100™ Standard for Responsible Energy Development and Project Canary’s TrustWell certification process. Chesapeake is the first producer to achieve certification for produced and marketed gas volumes across two industry leading gas plays, delivering approximately 6 bcf per day of the premium commodity.

Since 2021, Chesapeake has installed more than 2,000 continuous methane emission monitoring devices and retrofitted approximately 19,000 pneumatic devices. In 2022, the company began conducting aerial Gas Mapping LiDAR scans to detect emissions semiannually across the entirety of its assets, facilitating prompt remediation efforts, reducing emissions and increasing gas revenues.

The company expanded its 2035 net zero goal to include both Scope 1 and Scope 2 GHG emissions. It also lowered its previously attained interim 2025 GHG and methane intensity targets to 3.0 mt CO2e/boe and 0.02%, respectively.

Conference Call Information

Chesapeake plans to conduct a conference call to discuss its recent financial and operating results and its 2023 outlook at 9:00 AM EDT on Wednesday, February 22, 2023. The telephone number to access the conference call is 888-317-6003 or 412-317-6061 for international callers. The passcode is 5334078.
Financial Statements, Non-GAAP Financial Measures and 2023 Guidance and Outlook Projections

The company’s 2022 fourth quarter and year-end financial and operational results, along with non-GAAP measures that adjust for items typically excluded by securities analysts, are available on the company’s website. Non-GAAP measures should not be considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on the company’s website at www.chk.com. Management’s updated guidance for 2023 can be found on the company’s website at www.chk.com.

Headquartered in Oklahoma City, Chesapeake Energy Corporation (NASDAQ:CHK) is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net zero GHG emissions (Scope 1 and 2) by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.
Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management's outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors" in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the ability to execute on our business strategy following emergence from bankruptcy; the impact of the COVID-19 pandemic and its effect on our business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; risks related to the acquisition of Chief E&D Holdings LP and affiliates of Tug Hill, Inc. (together, “Chief”), including our ability to successfully integrate the business of Chief into the company and achieve the expected synergies from the Chief acquisition within the expected timeframe; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this presentation, and we undertake no obligation to update any of the information provided in this presentation, except as required by applicable law. In addition, this presentation contains time-sensitive information that reflects management's best judgment only as of the date of this presentation.